Exhibit 10.41
EIGHT AMENDMENT
TO THE
PRUDENTIAL SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

(Effective as of January 1, 2006)

(Amending to provide additional rules to address the participation of employees on temporary assignments with joint ventures or global business partners)

Purpose and Background:

A.Pursuant to Section 7.1(b) of the Prudential Supplemental Employee Savings Plan (the “Plan”), the Executive Vice President and Chief Human Resources Officer (or successor thereto) ("EVP HR") of The Prudential Insurance Company of America (“Prudential”) may amend the Plan with respect to changes that are necessary or advisable for purposes of compliance with ERISA or other applicable laws or regulations.

B.The EVP HR deems it advisable to amend the Plan to provide additional rules to address the participation of employees who are transferred to perform service on a temporary basis with joint ventures or global business partners.

C.The EVP HR has determined that the foregoing amendment is within the scope of authority granted to the EVP HR under the terms of the Plan.

Resolution

Effective as of May 1, 2021, except as otherwise specified, the Plan is amended in the following respects:

1.Section 2.5 of the Plan is amended and restated to read as follows:

2.5 Participants Transferred to Joint Ventures or Global Business Partners. A Participant who (ii) is transferred to perform services on a temporary basis for a “Joint Venture” or a “Global Business Partner” (as each such term is defined below) and (ii) has been determined by the Committee to be ineligible for participation in The Prudential Employee Savings Plan during the assignment period, shall not be eligible to make 401(a)(17) Deferrals or receive 401(a)(17) Matching Contributions with respect to such deferrals under the Plan during the period of the assignment. In addition, the Participant’s transfer to perform services for the Joint Venture or the Global Business Partner, as applicable, shall not constitute a Termination of Employment for purposes of triggering a distribution of benefits from the Plan. Upon a Participant’s transfer to employment with the Employer, the Participant shall be eligible to participate in the Plan in accordance with Section 2.3, provided the requirements in Section 2.1 are satisfied. A Participant’s service with the Joint Venture or Global Business Partner, as applicable, shall be recognized under the Plan in accordance with the applicable provisions in PESP. For purposes of the Plan, a “Joint Venture” is a joint venture in which the Company, directly or indirectly, owns at least 20% of the voting power or equity value, but which is not an Affiliate as defined in PESP. A “Global Business Partner” is an entity with which Prudential has a business relationship but does not, directly or indirectly, own any voting power or equity value and is not a member of the Company’s Controlled Group.

2.All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

Exhibit 10.41

3.Except where otherwise expressly amended herein, the Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: December 20, 2021            By:    /s/Lucien Alziari_____________________
Lucien Alziari
Executive Vice President,
Chief Human Resources Officer